EXHIBIT 12.2

PROLOGIS
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(Dollar amounts in thousands)

                                  Three Months Ended
                                       March 31,                    Year Ended December 31,
                                  ------------------        -------------------------------------------------
                                    2000      1999            1999      1998      1997      1996       1995
                                  --------  --------        --------  --------  --------  --------   --------

Net Earnings from Operations      $ 60,872  $ 23,877        $161,570  $102,936  $ 38,832  $ 79,384   $ 47,660
Add:
     Interest Expense               41,986    30,918         170,746    77,650    52,704    38,819     32,005
                                  --------  --------        --------  --------  --------  --------   --------
Earnings as Adjusted              $102,858  $ 54,795        $332,316  $180,586  $ 91,536  $118,203   $ 79,665
                                  ========  ========        ========  ========  ========  ========   ========

Combined Fixed Charges and
  Preferred Share Dividends:
     Interest Expense             $ 41,986  $ 30,918        $170,746  $ 77,650  $ 52,704  $ 38,819   $ 32,005
     Capitalized Interest            4,183     3,927          15,980    19,173    18,365    16,138      8,599
                                  --------  --------        --------  --------  --------  --------   --------

         Total Fixed Charges        46,169    34,845         186,726    96,823    71,069    54,957     40,604

     Preferred Share Dividends      14,405    13,445          56,835    49,098    35,318    25,895      6,698
                                  --------  --------        --------  --------  --------  --------   --------

Combined Fixed Charges and
  Preferred Share Dividends       $ 60,574  $ 48,290        $243,561  $145,921  $106,387  $ 80,852   $ 47,302
                                  ========  ========        ========  ========  ========  ========   ========

Ratio of Earnings, as Adjusted
  to Combined Fixed Charges and
  Preferred Share Dividends          1.7       1.1             1.4       1.2       (a)       1.5        1.7
                                   =======  ========        ========  ========  ========  ========   ========


(a) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $14.9 million.